UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported)	August 26, 2008
ENERGY CONVERSION DEVICES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8403	38-1749884
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2956 Waterview Drive, Rochester Hills, MI	48309
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(248) 293-0440

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

           Compensatory Arrangements of Certain Officers

Change in Chief Financial Officer.

On August 26, 2008, the Board of Directors of ECD appointed Harry W. Zike Vice President and Chief Financial Officer, effective September 1, 2008. Mr. Zike joined the Company on July 21, 2008 to succeed Mr. Kumar as Chief Financial Officer.

Mr. Zike’s employment by ECD is at will. Mr. Zike will receive an annual base salary of $320,000 and standard ECD benefits, and is eligible to participate in the Company’s annual incentive and long-term incentive plans. Upon joining the Company on July 21, 2008, Mr. Zike received a signing bonus of $15,000 and was granted stock options to purchase 10,000 shares of ECD common stock under the Company’s 2006 Stock Incentive Plan. The exercise price for the stock options is $67.68, which was the closing price for ECD’s common stock on the date of grant. The stock options expire on June 30, 2018 and vest over four years, with 0 options vesting on July 21, 2009, 3,333 options vesting on each of July 21, 2010 and 2011, and 3,334 options vesting on July 21, 2012, provided that Mr. Zike remains in the Company’s employ as of the vesting date.

In connection with his employment, Mr. Zike became a participant in the Company’s Executive Severance Plan (the “Severance Plan”) pursuant to which he will be eligible to receive the severance benefits described in the Severance Plan in the event of a “Qualifying Termination” (as defined under the Severance Plan) with a Severance Coverage Period (as defined under the Severance Plan) of 12 months. Under the terms of his Participant Agreement which is in the Company’s standard form, Mr. Zike has agreed to certain restrictive covenants, including matters pertaining to confidentiality, non-competition, non-solicitation and non-disparagement covenants. A copy of the Offer Letter between Mr. Zike and the Company is attached as Exhibit 10.1.

Mr. Zike, 53, was Executive Vice President, Chief Financial Officer and Director of Siemens VDO Automotive Corporation’s Americas Region and its successor, Continental Automotive Systems, Inc., from February 2006 to January 2008. From October 1998 to January 2006, Mr. Zike was Executive Vice President, Chief Financial Officer and Director of Siemens Power Generation, Inc.

On July 29, 2008, ECD announced the resignation of Sanjeev Kumar as ECD’s Vice President and Chief Financial Officer, effective August 31, 2008, to pursue other opportunities. In connection with Mr. Kumar’s departure from the Company, Mr. Kumar and the Company entered into an agreement captioned Revised Separation Agreement and Complete Release of Liability (“Separation Agreement”). The Separation Agreement provides that Mr. Kumar will receive 52 weeks of base pay totaling $300,000, an Annual Incentive Plan (“AIP”) payment for the fiscal year ended June 30, 2008 totaling $225,000, and remain eligible to receive his 2009 and 2010 AIP awards if and when paid to other participants in a total amount of $175,000, and continuation of company paid-premiums for Mr. Kumar’s medical and dental insurance under the Company’s group plans. Mr. Kumar will also receive payment in lieu of accrued and unused vacation, and certain other employee benefits as well as outplacement services provided through no later than December 31, 2009. In consideration for the revised severance benefits under the

Separation Agreement, Mr. Kumar releases all claims against ECD and its subsidiaries and affiliates and acknowledges that he is subject to confidentiality and non-disparagement obligations, a 12-month non-solicitation obligation, and a 6-month non-competition obligation. This summary is qualified in its entirety by the full Separation Agreement, which the Company expects to file with its next quarterly report on Form 10-Q.

Appointment of New Director.

On August 26, 2008, the Board of Directors appointed Alan E. Barton, 52, as a Director of ECD, effective September 1, 2008. Dr. Barton is considered an independent director pursuant to the regulations of the Securities and Exchange Commission, the rules of the NASDAQ Stock Market and the Company’s Corporate Governance Principles. He was appointed a director following the recommendation of the Company’s Corporate Governance and Nominating Committee. The Board has not yet determined the committees on which Dr. Barton will serve.

Dr. Barton is Executive Vice President at Rohm and Haas Company. Dr. Barton joined Rohm and Haas in 1984 as a senior research scientist in the Agricultural Chemicals business. His 24-year career at the company includes experience in the areas of scientific research, product development, business development, sales and business management. Dr. Barton has extensive management experience in Europe as well as North America. He was elected a vice president of Rohm and Haas in 1999, and named to the Executive Council in 2001. Dr. Barton also oversaw the company operations in Asia-Pacific as regional director from 2004 to 2005. Dr. Barton is a member of the Board of Directors of Technitrol, Inc. He is Chairman of Technitrol’s Governance Committee and serves on its Compensation Committee. Dr. Barton holds a B.A. in Chemistry from Oxford University and a Ph.D. in Organic Chemistry from Harvard University. A copy of the press release announcing the appointment of Mr. Barton is filed as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

10.1	Offer Letter dated July 16, 2008 between Energy Conversion Devices, Inc. and Harry W. Zike
99.1	Press release issued by Energy Conversion Devices, Inc. on September 2, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY CONVERSION DEVICES, INC.

By:	/s/ Ghazaleh Koefod
Corporate Secretary

Date: September 2, 2008

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter dated July 16, 2008 between Energy Conversion Devices, Inc. and Harry W. Zike
99.1	Press release issued by Energy Conversion Devices, Inc. on September 2, 2008